Exhibit 99.3

Contact:

Eric J. Watson Chairman of the Board Endeavor Acquisition Corp. 212-683-5350	Jonathan J. Ledecky President Endeavor Acquisition Corp. 212-683-5350

FOR IMMEDIATE RELEASE

ENDEAVOR ACQUISITION CORP.

COMPLETES INITIAL PUBLIC OFFERING

New York, New York, December 21, 2005 – Endeavor Acquisition Corp. (AMEX: EDA.U) announced today that it has completed its initial public offering of 15,000,000 units. Each unit consists of one share of common stock and one warrant. The units were sold at an offering price of $8.00 per unit, generating gross proceeds of $120,000,000 to the Company. Ladenburg Thalmann & Co. Inc. acted as lead manager for the initial public offering and Broadband Capital Management LLC acted as co-manager for the initial public offering. A copy of the prospectus may be obtained from Ladenburg Thalmann & Co. Inc., 590 Madison Avenue, 34th Floor, New York, New York 10022.

Audited financial statements as of December 21, 2005 reflecting receipt of the proceeds upon consummation of the initial public offering have been issued by the Company and are included as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

Endeavor Acquisition Corp. is a newly formed blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. The Company’s efforts in identifying a prospective target business will not be limited to a particular industry although it intends to initially focus on service businesses in the business services, marketing services, consumer services, health care services and distribution services segments.

# # #